SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (date of earliest event reported): June 22, 2004
                                                  -------------


                               YDI WIRELESS, INC.
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             (Exact name of registrant as specified in its charter)


   Delaware                      000-29053                       04-2751645
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(State or other           (Commission file number)             (IRS employer
 jurisdiction                                                identification no.)
of incorporation)

8000 Lee Highway, Falls Church, VA                                  22042
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(Address of principal executive offices)                          (Zip code)


Registrant's telephone number, including area code:  (703) 205-0600
                                                   -----------------------------

                                 Not Applicable
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          (Former Name or Former Address, if Changed Since Last Report)


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Item 2. Acquisition or Disposition of Assets.
        ------------------------------------

     On June 22, 2004, YDI Wireless, Inc. completed its merger with Terabeam Corporation pursuant to an Agreement and Plan of Merger, dated as of April 14, 2004, by and among YDI, T-Rex Acquisition Corporation, a Washington corporation and wholly owned subsidiary of YDI, and Terabeam. The terms of the merger agreement were established through arms'-length negotiation between YDI and Terabeam. Pursuant to the terms of the merger agreement, T-Rex has merged with and into Terabeam and Terabeam is now a wholly owned subsidiary of YDI.

     Pursuant to the terms of the merger agreement, each share of Terabeam's common stock outstanding prior to the merger was converted into the right to receive 0.22 shares of YDI's common stock (except for approximately 1.14 million shares of Terabeam stock the holders of which took the initial step to seek appraisal rights). Given the approximately 52.58 million shares of Terabeam stock outstanding prior to the merger, YDI expects to issue approximately 11.32 million shares of its stock to the former Terabeam stockholders (other than those who may seek appraisal rights). These shares will represent approximately 42.6% of YDI's stock outstanding immediately after the transaction.

     In addition, in the merger, YDI assumed unexercised warrants that prior to the merger had represented the right to acquire shares of Terabeam stock. After conversion at the 0.22 exchange ratio, YDI assumed warrants to purchase approximately 575,000 shares of its common stock at a weighted average exercise price of approximately $3.30 per share. YDI did not assume any options that prior to the merger had represented the right to acquire shares of Terabeam stock.

     Also as part of the merger, YDI's board of directors was revised to consist of four YDI designees and three Terabeam designees. The board members are now Daniel Saginario (Chairman), Robert Fitzgerald, Robert Wiedemer, and Michael Young (the four YDI designees) and John Gerdelman, Daniel Hesse, and Gary Rieschel (the three Terabeam designees).

     In connection with the merger, Terabeam stockholders affiliated with Mobius Venture Capital and SOFTBANK Capital Partners entered into stockholder agreements with YDI. Collectively, these stockholders owned approximately 69% of Terabeam's outstanding stock on the date of the merger agreement. In the stockholder agreements, Mobius and SOFTBANK agreed to vote in favor of the merger shares totaling 40% of Terabeam's shares eligible to vote on the merger. Mobius and SOFTBANK also granted YDI irrevocable proxies to so vote those shares.

     Also, Mobius and SOFTBANK entered into lock-up agreements with YDI. The lock-up agreements provide that Mobius and SOFTBANK will not sell or transfer any YDI stock issued to them pursuant to the merger for a period of at least 180 days after closing of the merger. Mobius and SOFTBANK may sell or transfer up to 50% of the shares issued to them during the period beginning 180 days after closing and ending on the date that is 270 days after closing. Mobius and SOFTBANK may sell or transfer up to an additional 25% of the shares issued to them during the period beginning 270 days after closing and ending on the one-year anniversary of the closing. All restrictions under those agreements on the sale or transfer of YDI stock issued in the merger expire on the one-year anniversary of the closing of the merger.


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     The foregoing description of the merger agreement, the stockholder agreements, the irrevocable proxies, and the lock-up agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the merger agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by YDI with the Securities and Exchange Commission on April 16, 2004 (the "Original Form 8-K"), the stockholder agreements and attached irrevocable proxies, copies of which were filed as Exhibits 99.1 and 99.2 to the Original Form 8-K, and the lock-up agreements, copies of which were filed as Exhibits
99.3 and 99.4 to the Original Form 8-K, each of which is incorporated by reference. A copy of the press release issued by YDI on June 22, 2004 announcing completion of the merger is filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference.

Item 7. Financial Statements and Exhibits.
        ---------------------------------

     (a) Financial statements of businesses acquired.

     YDI intends to file an amendment to this Current Report on Form 8-K to provide the financial statements of Terabeam required under this Item 7(a) within 60 days of the date by which this Form 8-K is required to be filed.

     (b) Pro forma financial information.

     YDI intends to file an amendment to this Current Report on Form 8-K to provide the pro forma financial statements required under this Item 7(b) within 60 days of the date by which this Form 8-K is required to be filed.

     (c) Exhibits

     See Exhibit Index.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                     YDI WIRELESS, INC.


Dated: June 29, 2004                                 By: /s/ David L. Renauld
                                                         --------------------
                                                         David L. Renauld
                                                         Vice President


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                                  EXHIBIT INDEX

    Number                      Description
    ------            ----------------------------------
     99.1             Press release dated June 22, 2004.



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